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                                  Exhibit 12.1
                  Park-Ohio Industries, Inc. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges

                        (In thousands except ratio data)


                              1997       1996       1995      1994      1993
                            -----------------------------------------------------
Earnings from continuing
  operations before income
  taxes                     $19,199    $14,753    $12,913    $6,652    $3,929
    Fixed Charges            11,495      8,787      7,192     2,370     1,352
                            -----------------------------------------------------
Earnings Available for
    Fixed Charges           $30,694    $23,540    $20,105    $9,022    $5,281
                            =====================================================

Fixed Charges:
  Interest Component of
    Rent Expense              2,232      1,584      1,176       783       669
  Interest Expense            9,101      6,947      5,911     1,501       683

Amortization of Deferred
  Financing Costs               162        256        105        86        --
                            -----------------------------------------------------
     Total Fixed Charges    $11,495    $ 8,787    $ 7,192    $2,370    $1,352
                            =====================================================

Ratio of Earnings to Fixed
  Charges                       2.7x       2.7x       2.8x      3.8x      3.9x